EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces Re-Refining Project

ELGIN, Ill., March 29, 2010 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, hazardous and non-hazardous waste services to small and mid-sized customers, has approved plans to develop a used oil re-refinery. This will enable the company to enter the used oil re-refining industry, which may develop into a $2 billion market in North America. HCCI management has extensive experience in designing and operating re-refining plants, having led the development of North America's two largest re-refineries while at another company. These two plants constitute 75% of the current industry capacity. Given that HCCI currently collects used oil, the re-refining business complements its current business and is a ready avenue to further increase shareholder value.

The re-refinery is being designed to process up to 50 million gallons per year of feedstock and yield approximately 30 million gallons per year of good-as-new on specification lubricating base oil. The re-refinery will be constructed in the state of Indiana at an estimated capital cost of $40 million, and is expected to begin production in 2012. The company is currently evaluating a range of alternative financing plans to fund the project.

Joe Chalhoub, CEO, remarked: "We have been evaluating this opportunity for more than a year, and based on current market conditions and the price of lubricating oil, believe the re-refinery could generate annual revenue in excess of $90 million, with operating margins similar to what we expect from our parts cleaning and containerized waste lines of business at maturity."

In North America, approximately 1 billion gallons of used oil are collected annually from generators such as quick lubes, truck fleets, and manufacturers. Due to a lack of re-refining capacity, only 20% of this volume is recycled into lubricating oil. The majority of the used oil collected is sold as fuel to asphalt plants, electric utilities, and other industrial burners. Burning used oil causes the resource to be consumed, whereas re-refining allows the lubricating oil to be repeatedly re-used as a higher value product. Re-refining is superior from an environmental perspective, reducing air pollution and saving energy.

Currently, HCCI's business serves more than 41,000 customer locations and collects used solvent and hazardous and non-hazardous waste for proper recycling or disposal. Most of HCCI's customers generate used oil, and they typically engage service providers to remove this material. HCCI has a great opportunity to leverage its customer relationships, as well as its existing branch and route infrastructure at roughly 60 locations throughout the USA, to expand aggressively into used oil collection services.

Greg Ray, CFO, commented: "In some markets, the HCCI service offer already includes used oil collection, and we have been successful at cross-selling this to our existing accounts. Having a re-refinery will allow us to upgrade the used oil we collect into a higher-value product, which we believe will provide us with an important competitive advantage and help fuel our growth."

Conference Call

The Company will host a conference call today at 1:00 PM Central Time, during which management will make a brief presentation focusing on this news and provide some further background on the used oil re-refining industry.

Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Re-refining Cautionary Statement

HCCI's re-refining project is in the early stages of development and the plans for the re-refinery may change. HCCI expects to make a significant capital investment in developing a re-refinery. HCCI will need to arrange for financing of a portion of these capital costs. If such financing is not available, HCCI may not be able to complete the re-refining project as contemplated or at all. If HCCI should conclude that the re-refinery no longer fits with HCCI's business strategy, HCCI may decide to discontinue this initiative and HCCI could lose its investment in the re-refinery. Even if HCCI completes the development of the re-refinery, HCCI may not achieve the results with respect to the re-refinery that it currently expects, which could cause HCCI's business and operating results to suffer.

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "current thinking," "estimate," "expect," "goal," "hope," "intend," "may," "plan," "project," "should," "will," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: whether our re-refining initiative is successful, including our ability to develop and operate a re-refinery, our ability to comply with the extensive environmental, health and safety and employment laws and regulations that our Company is subject to; changes in environmental laws that affect our business model; competition; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our dependency on key employees; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; dependency of suppliers; economic conditions including the current recession and financial crisis, and downturns in the business cycles of automotive repair shops, industrial manufacturing business and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 5, 2010. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and automotive service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection, and vacuum truck services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 58 branches serving over 41,000 customer locations.

The Heritage-Crystal Clean, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4974

CONTACT:  Heritage-Crystal Clean, Inc.
          Greg Ray, Chief Financial Officer and VP Business Management
          (847) 836-5670